EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 8-K of our report dated April 21, 2021, relating to the financial statements of Healthcare Solutions Holdings, Inc., as of September 30, 2020 and 2019 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

April 21, 2021